Number  -----                 Shares -------------

                      (Logo)
     Incorporated under the laws of the State of Wyoming
                  on September 25, 1998

     COMMON

STRATEGIC PARTNERS, INC.
Total authorized issue 10,000,000 common shares (par value $
 .001)

This Certifies That  ------------------- is the owner of
--------------
fully paid and non-assessable shares of the common stock of the above named corporations transferrable only on the books of the corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this certificate properly endorsed.

In witness whereof, the said corporation has caused this certificate to be signed by its duly authorised officers and its Corporate Seal to be hereunto affixed this ------------ day of -------------, -------------



/s/ Trish R. Francis

Secretary

(SEAL)

/s/ Frank J. Weinstock

President